Exhibit 99.1

Deciphera Pharmaceuticals, Inc. Announces Second Quarter 2020 Financial Results

- QINLOCKTM Approved for the Treatment of Fourth-Line Gastrointestinal Stromal Tumor and U.S.

Commercial Launch Underway -

- Reported QINLOCK Net Revenue of $4.8 Million in the First Partial Quarter of Launch -

- Company Expects to Complete Enrollment in Phase 3 INTRIGUE Study in Fourth Quarter 2020 -

- Second Quarter 2020 Ended with Cash, Cash Equivalents and Marketable Securities of $632 Million;

Cash Runway Expected into the Second Half of 2022 -

- Company to Host Conference Call Today at 4:30 PM ET -

Waltham, MA – August 4, 2020 – Deciphera Pharmaceuticals, Inc. (NASDAQ:DCPH) today announced financial results for the second quarter ended June 30, 2020 and provided an update on clinical and corporate developments.

“The second quarter for Deciphera was a transformational one as we launched our first commercial product following the FDA approval of QINLOCK,” said Steve Hoerter, President and Chief Executive Officer of Deciphera Pharmaceuticals. “We are proud to deliver QINLOCK to advanced GIST patients as the first approved therapy designed specifically for their disease. We are encouraged by the initial results from our first partial quarter of commercial sales, which speaks to both the need for a novel therapy such as QINLOCK in GIST, and our preparedness and determination in ensuring that eligible patients who can benefit from QINLOCK have access to this new treatment option.”

Mr. Hoerter continued, “Additionally, we remain focused on advancing our portfolio of innovative medicines to improve the lives of people with cancer and are pleased with the progress of our ongoing pipeline programs, DCC-3014, rebastinib and DCC-3116.”

Recent Business Progress

Regulatory and Commercial Updates

•	QINLOCK (ripretinib)

•

Received U.S. Food and Drug Administration (FDA) approval for QINLOCK on May 15, 2020 for the treatment of adult patients with advanced gastrointestinal stromal tumor (GIST) who have received prior treatment with 3 or more kinase inhibitors, including imatinib. Deciphera also announced the approval of QINLOCK by Health Canada and the Australian Therapeutic Goods Administration (TGA). The Company expects to file a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in the fourth quarter of this year.

•	Launched QINLOCK in the U.S. for the treatment of fourth-line GIST and achieved net product revenue of $4.8 million in the first partial quarter of the launch.

•

Announced, along with Zai Lab Limited, that the China National Medical Products Administration (NMPA) accepted its New Drug Application (NDA) for ripretinib for the treatment of adult patients with advanced GIST who have received prior treatment with 3 or more kinase inhibitors, including imatinib.

Recent Clinical Highlights and Updates Announced Today

•	QINLOCK (ripretinib)

•

Two mini oral presentations containing results from the INVICTUS pivotal study and the ongoing Phase 1 study of QINLOCK will be featured during the European Society for Medical Oncology (ESMO) Virtual Congress 2020, being held September 14-19. The titles for the presentations can be found below:

•	“Ripretinib intra-patient dose escalation (IPDE) following disease progression provides clinically meaningful progression-free survival (PFS) in gastrointestinal stromal tumor (GIST) in phase 1 study”

•	“Clinical benefit with ripretinib as ≥4th line treatment in patients with advanced gastrointestinal stromal tumors (GIST): update from the phase 3 INVICTUS study”

•	DCC-3014

•	Submitted updated data from the Phase 1 dose-escalation study in patients with tenosynovial giant cell tumor (TGCT) to a medical conference taking place in the fourth quarter of this year.

•	Rebastinib

•

Data from Part 2 (Stage 1) of the ovarian cancer cohort of the ongoing Phase 1b/2 study in combination with paclitaxel will be featured in an E-poster presentation at the upcoming ESMO Virtual Congress 2020 in September.

•	Data from Part 1 of the Phase 1b/2 study in combination with carboplatin will be featured in an E-poster presentation at the upcoming ESMO Virtual Congress 2020 in September.

Second Quarter 2020 Financial Results

•

Cash Position: As of June 30, 2020, cash, cash equivalents and marketable securities were $631.8 million, compared to $579.6 million as of December 31, 2019. The increase was primarily due to the Company’s follow-on public offering in February 2020 that provided net proceeds of $188.4 million. Based on its current operating plans, Deciphera expects its current cash, cash equivalents and marketable securities together with anticipated product revenues, but excluding any potential future milestone payments or other payments under its collaboration or license agreements, will enable the Company to fund its operating and capital expenditures into the second half of 2022.

•

Revenue: Total net revenues for the second quarter of 2020 were $7.1 million, which includes $4.8 million of net product revenue of QINLOCK and $2.3 million of collaboration revenue. In the second quarter of 2019, the Company did not generate product revenue and had net collaboration revenues of $25 million.

•

Cost of Sales: Cost of sales was less than $0.1 million for the second quarter of 2020 as the majority of the manufacturing costs related to second quarter QINLOCK sales were incurred prior to FDA approval, and thus, were recorded as R&D expense. Cost of sales will not be significant until the initial pre-launch inventory is depleted, and additional inventory is manufactured and sold. In the second quarter of 2019, there were no cost of sales as no product sales were generated during that period.

•

R&D Expenses: Research and development expenses for the second quarter of 2020 were $46.1 million, compared to $34.8 million for the same period in 2019. The increase was primarily due to personnel costs, clinical trial costs related to our Phase 3 INTRIGUE trial in second-line GIST, DCC-3014 and rebastinib, and preclinical costs related to DCC-3116. The increase was partially offset by a decrease in manufacturing costs for QINLOCK primarily due to the commencement of capitalization of inventory as we received FDA approval for QINLOCK in May 2020. Non-cash, stock-based compensation was $5.3 million and $1.8 million for the second quarters of 2020 and 2019, respectively.

•

SG&A Expenses: Selling, general and administrative expenses for the second quarter of 2020 were $29.9 million, compared to $13.2 million for the same period in 2019. The increase was primarily a result of personnel costs as well as external spend associated with commercial preparedness and launch of QINLOCK, increased expenses incurred in connection with our new headquarters that commenced in October 2019, and technology related costs to support the growth of the business. Non-cash, stock-based compensation was $5.3 million and $2.3 million for the second quarters of 2020 and 2019, respectively.

•

Net Loss: For the second quarter of 2020, Deciphera reported a net loss of $67.2 million, or $1.20 per share, compared with a net loss of $21.5 million, or $0.56 per share, for the same period in 2019. The increase in net loss was primarily related to increases in R&D and SG&A expenses and the $25.0 million of collaboration revenue recognized in the second quarter of 2019, as discussed above.

Conference Call and Webcast

Deciphera will host a conference call and webcast to discuss this announcement today, August 4, 2020 at 4:30 PM ET. To access the live call by phone please dial (866) 930-5479 (domestic) or (409) 216-0603 (international); the conference ID is 3769662. A live audio webcast of the event may also be accessed through the “Investors” section of Deciphera’s website at www.deciphera.com. A replay of the webcast will be available for 30 days following the event.

About Deciphera Pharmaceuticals

Deciphera is a biopharmaceutical company focused on discovering, developing and commercializing important new medicines to improve the lives of people with cancer. We are leveraging our proprietary switch-control kinase inhibitor platform and deep expertise in kinase biology to develop a broad portfolio of innovative medicines. In addition to advancing multiple product candidates from our platform in clinical studies, QINLOCKTM is Deciphera’s FDA-approved switch-control kinase inhibitor for the treatment of fourth-line GIST. QINLOCK is also approved in Canada and Australia for fourth-line GIST. For more information, visit www.Deciphera.com and follow us on Twitter (@Deciphera) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, our expectations regarding corporate milestone timing, including INTRIGUE enrollment, clinical and other data to be presented at future medical congresses and the expected MAA filing with the EMA, the potential benefit of QINLOCK to GIST patients, ensuring appropriate patients have access to QINLOCK and our cash runway. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the severity and duration of the impact of COVID-19 on our business and operations, our ability to successfully demonstrate the efficacy and safety of our drug candidates and in additional indications for our existing drug, the preclinical or clinical results for our product candidates, which may not support further development of such product candidates, our ability to manage our reliance on sole-source third parties such as our third party drug substance and drug product contract manufacturers, actions of regulatory agencies, our ability to commercialize QINLOCK and execute on our marketing plans for any drugs or indications that may be approved in the future, the inherent uncertainty in estimates of patient populations, competition from other products, our ability to obtain and maintain reimbursement for any approved product and the extent to which patient assistance programs are utilized, our ability to comply with healthcare regulations and laws, our ability to obtain, maintain and enforce our intellectual property rights, any or all of which may affect the initiation, timing and progress of clinical studies and the timing of and our ability to obtain additional regulatory approvals, and other risks identified in our Securities and Exchange Commission (SEC) filings, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Deciphera, Deciphera Pharmaceuticals, QINLOCK, the Deciphera logo and the QINLOCK logo are trademarks of Deciphera Pharmaceuticals, LLC.

Deciphera Pharmaceuticals, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$155,446	$120,320
Short-term marketable securities	454,890	459,256
Accounts receivable, net	7,384	—
Inventory	1,389	—
Prepaid expenses and other current assets	13,977	13,832

Total current assets	633,086	593,408
Long-term marketable securities	21,431	—
Long-term investments—restricted	2,125	1,510
Property and equipment, net	9,567	6,333
Operating lease assets	20,096	21,158

Total assets	$686,305	$622,409

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$12,582	$19,575
Accrued expenses and other current liabilities	37,333	38,716
Operating lease liabilities	1,424	1,747

Total current liabilities	51,339	60,038
Operating lease liabilities, net of current portion	15,282	15,904

Total liabilities	66,621	75,942

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share; 125,000,000 shares authorized; 56,081,993 shares and 51,617,639 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	561	516
Additional paid-in capital	1,247,158	1,033,819
Accumulated other comprehensive income (loss)	(8)	111
Accumulated deficit	(628,027)	(487,979)

Total stockholders’ equity	619,684	546,467

Total liabilities and stockholders’ equity	$686,305	$622,409

Deciphera Pharmaceuticals, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Product revenues, net	$4,825	$—	$4,825	$—
Collaboration revenues	2,265	25,000	2,327	25,000

Total revenues	7,090	25,000	7,152	25,000

Cost and operating expenses:
Cost of sales	8	—	8	—
Research and development	46,081	34,811	97,469	70,600
Selling, general, and administrative	29,933	13,164	53,869	26,400

Total cost and operating expenses	76,022	47,975	151,346	97,000

Loss from operations	(68,932)	(22,975)	(144,194)	(72,000)

Other income (expense):
Interest and other income, net	1,691	1,540	4,146	3,194
Interest expense	—	(25)	—	(38)

Total other income (expense), net	1,691	1,515	4,146	3,156

Net loss	$(67,241)	$(21,460)	$(140,048)	$(68,844)

Net loss per share—basic and diluted	$(1.20)	$(0.56)	$(2.56)	$(1.81)

Weighted average common shares outstanding—basic and diluted	55,920,122	38,200,288	54,743,778	38,129,049

Contacts:

Investor Relations:

Jen Robinson

Deciphera Pharmaceuticals, Inc

jrobinson@deciphera.com

781-906-1112

Media:

David Rosen

Argot Partners

David.Rosen@argotpartners.com

212-600-1902